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                                 FIRST AMENDMENT
                                     TO THE
                  HOOVER COMPANY I L.P. RETIREMENT SAVINGS PLAN
                           FOR HOURLY-RATED EMPLOYEES

WHEREAS, Maytag Corporation (the "Corporation") previously adopted the Hoover Company I L.P. Retirement Savings Plan for Hourly-Rated Employees (the "Plan") for the benefit of its eligible employees; and

WHEREAS, under Section 11.1 of the Plan, the Corporation, by action of its Board of Directors or the ERISA Executive Committee, has reserved the right to amend the Plan at any time; and

WHEREAS, the Corporation now desires to amend the Plan in order to specifically authorize and direct that common stock of the Corporation be allowed as an investment options under the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows effective September 1, 2002:

1.  Article VII is amended in its entirety to read as follows:

                                   ARTICLE VII
                             INVESTMENT OF ACCOUNTS

          7.1 Investment Funds. The Plan Administrator will determine the Investment Funds that will be made available under the Plan, which may include mutual funds, pooled investment funds, group annuity, deposit administration or separate account contracts with an insurance Corporation, or any other investment option deemed appropriate by the Plan Administrator.

          The Plan is intended, in part, to serve as a vehicle for voluntary stock ownership by Members and Beneficiaries. Accordingly, a Maytag Common Stock Fund will be maintained as an Investment Fund under the Plan, which will be invested in common stock of the Corporation and will be accounted for on a share accounting basis. Up to one-hundred percent (100%) of the Accounts may be invested in the Maytag Common Stock Fund, if so directed by Members and Beneficiaries.

          The Plan Administrator may direct that a cash component be maintained within and as part of any pooled investment fund or other investment option to provide liquidity for distributions, investment transactions or for any other purpose, with such cash component being held in cash or invested in short-term cash equivalent investments or securities (including, but not limited to, United States Treasury Bills, commercial paper, and savings accounts and certificates of deposit, and common or commingled trust funds invested in such short-term cash equivalent investments or securities).

          The Plan Administrator may at any time and from time to time add to or remove from the Investment Funds, except for the Maytag Common Stock Fund which is directed to be available as a design feature of the Plan. However, at least three (3) Investment Funds, other than the Maytag Common Stock Fund, will be available at all times under the Plan consistent with ERISA
    (S) 404(c).

          The Plan is intended to qualify under ERISA (S) 404(c). Accordingly, a Member (or Beneficiary following the death of the Member) generally will be allowed to direct the investment of his/her Accounts among the investment options available under the Plan. However, circumstances may arise from time to time where investment direction is not available (for example, a "blackout period" may be imposed to facilitate account transitions).

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          7.2 Investment Direction Procedures. Investment directions may be given with such frequency as is deemed appropriate by the Plan Administrator, and must be made in such percentage or dollar increments, in such manner and in accordance with such rules as may be prescribed for this purpose by the Plan Administrator (including by means of a voice response or other electronic system under circumstances so authorized by the Plan Administrator). All investment directions will be complete as to the terms of the investment transaction and will remain in effect until a new investment direction is filed by the Member or Beneficiary.

          7.3 Voting Rights on Maytag Stock. A Member (or Beneficiary of a deceased Member) may instruct the Trustee as to how to vote shares of Maytag Stock credited to his/her Account on any matter submitted for a vote to shareholders of the Corporation. The number of shares with respect to which a Member may provide voting instructions will equal the number of shares credited to his/her Account as of the record date for determining the shareholders entitled to vote at the shareholder meeting. The Plan Administrator will cause the proxy materials that are sent to shareholders to be sent to Members prior to the shareholders meeting at which the vote is to be cast. The Plan Administrator or Trustee will establish a deadline by which instructions must be received from Members; the Trustee will tabulate the instructions received by that deadline, will determine the number of votes for and against each proposal, and will vote the allocated shares in accordance with the directions received.

          The Trustee will vote all shares of Maytag Stock held in the Trust Fund for which instructions from the Members (or Beneficiaries) have not been received by the established deadline in the same proportion as the votes cast by Members (and Beneficiaries).

          A Member (or Beneficiary) will be a "named fiduciary" to the extent of the voting control granted under this Section.

          7.4 Tender or Exchange Offers Regarding Maytag Stock. A Member (or Beneficiary of a deceased Member) may instruct the Trustee as to whether or not to tender or exchange shares of Maytag Stock credited to his/her Account in any tender or exchange offer for shares of Maytag Stock. The number of shares with respect to which a Member may provide instructions will equal the number of shares credited to his/her Account as of a date established by the Plan Administrator that precedes the date on which a response is required to the offer (with appropriate adjustments to reflect subsequent transactions with respect to the Account). The Plan Administrator will use reasonable efforts to cause each Member to be sent a notice of the terms of any tender or exchange offer, and to be provided with forms by which the Member may instruct the Trustee to tender shares of Maytag Stock credited to his/her Account, to the extent permitted under the terms of such offer. The Plan Administrator or Trustee will establish a deadline by which instructions must be received from Members; the Trustee will tabulate the instructions received by that deadline, will determine the number of shares to tender and retain, and will tender or retain the allocated shares in accordance with the directions received.

          A Member (or Beneficiary) may not instruct the Trustee to tender or exchange some but less than all of the shares of Maytag Stock credited to his/her Account, and an instruction to tender or exchange less than all will be deemed to be an instruction not to tender or exchange any shares of Maytag Stock credited to his/her Account.

          The Trustee will tender or exchange, or retain, shares of Maytag Stock held in the Trust Fund for which instructions from the Member (or Beneficiary) have not been received by the established deadline, in the same proportion as the decision made by Members (and Beneficiaries).

          A Member (or Beneficiary) will be a "named fiduciary" to the extent of the investment control granted under this Section.

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2.  Section 8.4 is amended to read as follows:

          8.4 Allocation of Investment Gains or Losses. Investment gains or losses of the Trust Fund with respect to an Investment Fund will be allocated as follows:

          (a) In the case of any mutual fund, the value of that portion of an Account invested in the mutual fund as of any date will equal the value of a share in such fund multiplied by the number of shares credited to the Account.

          (b) In the case of a pooled investment fund for which unit values are not maintained, gains or losses on the pooled investment fund will be allocated among the Accounts in proportion to the value of that portion of each Account invested in such fund immediately before the allocation, and the gain or loss allocated to each will be credited to or charged against the Account. In the case of a pooled investment fund for which unit values are maintained, the value of that portion of an Account invested in such fund as of any date will equal the value of a unit in such fund multiplied by the number of units credited to the Account.

          (c) In the case of the Maytag Common Stock Fund, the Account will reflect a number of full and fractional shares of Maytag Stock (and a value for such shares need not be separately maintained).

          (d) In the case of any investment that is held specifically for an Account, any gain or loss on such investment will be credited to or charged against the Account.

          Any investment gain or loss of the Trust Fund that is not directly attributable to the investment of the Account of any Member or Beneficiary will be applied to pay administrative expenses of the Plan if and as directed by the Plan Administrator, with any excess remaining at the close of the Plan Year being allocated among the Accounts in accordance with rules established for this purpose by the Plan Administrator.

3.  Section 8.6 is added to read as follows:

          8.6 Processing Transactions Involving Accounts. Accounts will be adjusted to reflect contributions, distributions, investments and other transactions as provided in this Article. However, notwithstanding any contrary provision of the Plan, all information necessary to properly reflect a given transaction in the Accounts may not be immediately available, in which case the transaction will be reflected in the Accounts when such information is received and processed. Further, the processing of any contribution, distribution, investment or other transaction may be delayed for any legitimate business reason (including, but not limited to, failure of systems or computer programs, failure of the means of the transmission of data, force majeure, the failure of a service provider to timely receive net assets values or prices, or to correct for its errors or omissions or the errors or omissions of any service provider). With respect to any contribution, distribution or other transaction, the processing date of the transaction will be considered the applicable Valuation Date for that transaction and will be binding for all purposes of the Plan.

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IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be executed by unanimous written action of its ERISA Executive Committee this _________ day of ___________, 2002.



____________________________________
Ralph F. Hake
Chairman and Chief Executive Officer



____________________________________
Steven H. Wood
Executive Vice President and Chief Financial Officer



____________________________________
Mark Krivoruchka
Senior Vice President, Human Resources



__________________
Date

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